Exhibit 99.1

Stellar Announces Planned Acquisition of American Microbial Labs

HENDERSON, NV, Sept. 26, 2011 /PRNewswire via COMTEX/ — Stellar Resources Ltd., (OTCQB: SRRL), (the “Company”) is pleased to announce that it has entered into a binding agreement, subject to due diligence, to acquire 100% of American Microbial Labs.

American Microbial has 33 species of specialized microbes. These microbes have an affinity for hydrocarbons such as crude oil, diesel fuel and kerosene. They are particularly effective at consuming hydrocarbons in both waters and soils. American Microbial Labs has the proven technology to grow, harvest, stabilize and package the microbes in commercial quantities.

Produced Water

The Company sees a large and growing market for produced water clean-up in the oil and gas business. Many oil wells produce more water than oil, often a lot more water than oil. Regulatory bodies worldwide are tightening rules on the disposal of produced water. New regulations are planned throughout the world and when they come into effect the current practice of simply pumping untreated produced water into disposal wells will be severely curtailed. Meeting new standards for treating and disposing of produced water will demand new solutions. Without cost effective methods and technologies for treating produced water many existing mature oil fields will simply become uneconomical to operate.

Testing

The Company will be conducting tests using the microbes on Alberta oil sands produced water as part of its due diligence process. The Company sees the Alberta Oil Sands as a large potential market to utilize the microbes to treat the tailings ponds from heavy oil recovery and upgrading facilities. Further, the microbes have proven effective in cleaning up oil spills on land. Clean-up can be achieved in-situ without the requirement of excavating the soil, allowing for better and lower cost clean-up for large and small oil spills.

The Company, subject to successful completion of due diligence and closing intends to increase the production of the microbes by adding new production equipment in Alabama. The company intends to build a services business based on using the microbes for cleaning produced water and for oil spill clean-up.

The Company’s President Mr. Ray Jefferd commented “We are very pleased with signing of this agreement. The acquisition of American Microbial Labs is consistent with the Company’s stated business strategy of acquiring and developing technologies that have a high profit impact in the Oil and Gas industry.”

On behalf of the Board Stellar Resources Ltd.

Stellar Resources Ltd.

Ray Jefferd

President & CEO

www.stellarltd.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Stellar Resources Ltd. has little or no control. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.